EXHIBIT 99.1

eUniverse Restructures Operations, Announces Name Change

and Provides Fiscal Year 2005 Outlook

Los Angeles, CA – May 24, 2004 – eUniverse, Inc. (EUNI.PK), today announced financial results for its fourth quarter and fiscal year ended March 31, 2004. The Company also provided a general corporate update which included the announcement of a restructuring of its operations, first quarter and full fiscal year 2005 outlook, and plans to change the Company’s name to Intermix Media, Inc.

The Company made significant changes to its businesses in the fourth quarter of fiscal year 2004.

The major changes included the following:

•	Hired a proven Chief Executive Officer, Richard Rosenblatt.

•	Closed an unprofitable telemarketing center.

•	Sold an unprofitable multi-level marketing business.

•	Sold an unprofitable fitness product line.

•	Decided to explore the sale of the Skill Jam skilled gaming business unit and internally grow its other gaming properties.

•	Reorganized its businesses into two business groups, product marketing and network.

The fourth quarter ended March 31, 2004 net loss was $4.4 million, which included $686,000 of professional fees related to the fiscal year 2003 accounting restatement and $917,000 of contested-proxy costs in connection with the Company’s annual meeting of stockholders. This result compares to a net loss of $1.1 million for the same quarter last year. The net loss for the year ended March 31, 2004 was $13.1 million, including $4.8 million of professional fees related to the fiscal year 2003 accounting restatement, $1.3 million of contested-proxy costs and a $1.2 million intangible asset impairment charge, compares to net income of $553,000 for the same period last year. The prior year had significant non-operating items including a $1.3 million gain on extinguishment of debt, a $452,000 cost to cancel stock options and $365,000 of other net gains.

The restatement professional fees relate to the fiscal year 2003 accounting restatement and the related regulatory and litigation costs. These costs are expected to continue, although at a much lower rate, into fiscal year 2005 in connection with the ongoing regulatory and litigation matters. eUniverse cannot at this time predict how long the regulatory and litigation matters will continue or how much each will cost.

Revenues were $15.7 million for the fourth quarter ended March 31, 2004, compared to $22.0 million for the same period last year. The 28% year-over-year decline in quarterly revenues was primarily due to lower impulse product sales in the product marketing segment, which produced $8.3 million of revenues for the fourth quarter this year compared to $13.1 million in the same quarter last year. Last year’s revenues included significant sales by the Company’s ResponseBase business unit that were not realized again this year. The Company impaired its investment in this business in the third quarter of this fiscal year and merged this business unit into other business units in the fourth quarter of this fiscal year. The Company sold its Body Dome fitness product line in February 2004, and the operating results of this business unit are classified as a discontinued operation. This business unit had $6.2 million in revenues, $6.7 million in costs and expenses and the Company realized a $225,000 gain on sale. Prior year operations were not significant.

Network segment revenues in the fourth quarter ended March 31, 2004 were $7.5 million, compared to $8.9 million in the same quarter last year. This decrease was primarily due to lower commercial e-mail advertising revenues and greater internal use of advertising inventory by other business units, partially offset by additional advertising revenues from download applications.

In the fourth quarter of fiscal year 2004, the Company reorganized and renamed its business segments, the product marketing segment (formerly products and services) and the network segment (formerly media and advertising). The product marketing segment generates revenues primarily from selling the Company’s products to online consumers. The network segment derives its revenue primarily from the sale of different forms of website advertising. Prior to the fourth quarter of fiscal year 2004, the products, services and gaming businesses were combined into one segment, but due to a change in internal reporting gaming and non-product businesses are now reported in the network segment.

As a reflection of the Company’s reorganization and its new leadership, the Company intends to change its name from eUniverse, Inc. to Intermix Media, Inc. The Company’s new website and information about the vision for the future is available at www.intermix.com. Pending the legal name change, the Company intends to conduct business as eUniverse, Inc. d/b/a Intermix Media.

“In the last three months, we made significant changes to our business,” comments CEO Richard Rosenblatt. “Intermix Media’s new organization reflects the two primary strengths and operations of the Company and provides a focus moving forward,” said Mr. Rosenblatt. “The Company has a history of being able to develop content sites that are engaging and that attract substantial repeat traffic. The rapidly growing product marketing group, meanwhile, has taken online monetization and direct marketing to new levels of sophistication. The rebranding of the Company signifies the importance we place on our new business direction.”

Fiscal Year 2005 Outlook

The following statements are based on the Company’s current expectations. These statements are forward looking and actual results may differ materially. For the first quarter of fiscal year 2005, ending June 30, 2004, eUniverse expects to report revenue of between $15 million and $17 million. The Company expects to report a net loss of less than $1 million for the quarter.

For fiscal year 2005, the Company is forecasting revenue growth of approximately 22% to 26% over fiscal year 2004 results with revenues of approximately $70 million to $72 million. Net income for fiscal year 2005 is forecasted to be within a range of $2 million to $3 million, after deducting ongoing professional fees related to the Company’s fiscal year 2003 accounting restatement of approximately $1 million to $2 million. The Company expects product marketing segment revenues to grow significantly faster than network segment revenues in fiscal year 2005.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2004	2003	2004	2003
Revenues	$15,745	$22,013	$57,318	$65,742
Cost of revenues	3,877	6,633	13,766	17,264

Gross profit	11,868	15,380	43,552	48,478

Operating expenses:
Marketing and sales	7,722	10,036	24,646	24,563
Product development	1,805	2,908	6,854	8,342
General and administrative	5,981	3,618	17,179	14,510
Restatement professional fees	686	—	4,771	—
Amortization of other intangible assets	305	306	1,291	1,141
Impairment of goodwill and other intangible assets	—	130	1,200	130

Total operating expenses	16,499	16,998	55,941	48,686

Operating loss	(4,631)	(1,618)	(12,389)	(208)
Interest expense, net	(167)	238	(478)	(590)
Cancellation of stock options	—	—	—	(452)
Gain on debt extinguished	—	(3)	—	1,266
Other gains	—	357	—	365

Income (loss) from continuing operations before income taxes	(4,798)	(1,026)	(12,867)	381
Income taxes	(12)	(69)	(20)	(63)

Income (loss) from continuing operations	(4,810)	(1,095)	(12,887)	318
Income (loss) from discontinued operations	410	—	(252)	235

Net income (loss)	(4,400)	(1,095)	(13,139)	553
Preferred stock dividend and liquidation preference	(172)	77	(329)	(77)

Income (loss) to common stockholders	$(4,572)	$(1,018)	$(13,468)	$476

Income (loss) per common share:
Continuing operations	$(0.17)	$(0.04)	$(0.48)	$0.01
Discontinued operations	0.01	—	(0.01)	0.01

Basic income (loss) per common share	$(0.16)	$(0.04)	$(0.49)	$0.02

Diluted income (loss) per common share	$(0.16)	$(0.04)	$(0.49)	$0.02

Basic weighted average common shares	28,761	25,480	27,335	24,474

Diluted weighted average common shares	28,761	25,480	27,335	31,182

Consolidated Balance Sheets

(in thousands - unaudited)

	March 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$6,245	$4,663
Restricted cash	2,116	1,842
Accounts receivable, net	3,921	4,985
Inventories, net	1,168	1,610
Prepaid expenses and other assets	3,436	1,777

Total current assets	16,886	14,877
Property and equipment, net	2,454	3,229
Goodwill	15,018	15,487
Other intangible assets, net	2,555	4,447
Deposits and other assets	974	1,889

Total assets	$37,887	$39,929

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,793	$5,293
Accrued expenses	3,706	4,230
Deferred revenue	892	1,126
Current portion of debt obligations	5,224	1,460
Current portion of capitalized lease obligations	489	1,178

Total current liabilities	16,104	13,287

Debt obligations, less current portion	—	2,290
Accrued interest	—	479
Capitalized lease obligations, less current portion	33	437

Total liabilities	16,137	16,493
Stockholders’ equity	21,750	23,436

Total liabilities and stockholders’ equity	$37,887	$39,929

About eUniverse

eUniverse, Inc., doing business as Intermix Media, is an Internet marketing enterprise that offers external marketers a compelling group of entertainment and community-oriented Internet properties through its Intermix network division and markets and distributes a select group of products and services through its product marketing division. The Intermix network is one of the most popular networks on the Internet with over 15 million monthly unique visitors according to Nielsen Media Metrix Comscore. The network’s content is as diverse as its audience and its 40 web sites include: shared entertainment and humor (www.flowgo.com and www.madblast.com), social networking (www.myspace.com), and casual and competitive gaming (www.gamerival.com and www.casesladder.com). The product marketing division’s Alena business unit develops and executes online marketing strategies for exclusive innovative products, such as Hydroderm’s anti-aging skin care line and Body By Jake’s “Carbohydrate Manager.” Alena’s online expertise allows it to develop successful campaigns for its products offline, in the television, radio and print mediums.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2003, which include risks or uncertainties associated with, among other things: actual demand by customers for our products and services and advertising inventory; changes in governmental, Web browser or Internet service provider regulations, policies and technology affecting commercial electronic communications and advertising; risks related to the integration of acquisitions; the ability to locate and retain qualified personnel; the risk that the Company may encounter difficulties in connection with, or not experience benefits from, internal expansion; the risk that the Company is not able to find and consummate business development opportunities; the availability of our net operating losses to offset future taxable income, if any; the availability of an exchange or quotation system so that the Company’s securities may be effectively publicly traded; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the Company’s restatement of fiscal year 2003 quarterly financial results; the outcome of litigation that has been filed in connection with the restatements; the possibility that stockholders or regulatory authorities may initiate additional proceedings against the Company or our officers and directors as a result of the restatements; and the risk that cash advances made to Sharman Networks are not fully recouped from the sharing of revenues. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.